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EXHIBIT 23.4   CONSENT OF MORRIS, NICHOLS, ARSHT & TUNNELL

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                 [Morris, Nichols, Arsht & Tunnel Letterhead]






                                 August 21, 1996






Muldoon, Murphy & Faucette
5101 Wisconsin Avenue, N.W.
Washington, DC  20016

Ladies and Gentlemen:

          We hereby consent to the filing of our opinion to you concerning certain matters of Delaware law in connection with the subscription and community offering (the "Offering") by Delphos Citizens Bancorp, Inc., a Delaware corporation (the "Company"), of shares of its common stock, par value $.01 per share, in draft or final form, as an exhibit to (i) the Registration Statement filed with the Securities and Exchange Commission by the Company in connection with the Offering, and all amendments thereto, and
(ii) the Application for Conversion filed with the Office of Thrift Supervision in connection with the conversion of Citizens Federal Savings and Loan Association of Delphos, a federally chartered savings and loan association, from the mutual form of ownership to stock form of ownership, and all amendments thereto, and to the reference to this firm in the "Legal Matters" section of the Prospectus relating to the Offering.

                                   Very truly yours,


                                   /s/ Morris, Nichols, Arsht & Tunnell